UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2016

Federal National Mortgage Association
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3900 Wisconsin Avenue, NW Washington, DC	20016
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 202-752-7000
(Former Name or Former Address, if Changed Since Last Report): ______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 7, 2016, Ryan A. Zanin was elected to the Board of Directors of Fannie Mae (formally, the Federal National Mortgage Association) and was appointed to the Risk Policy & Capital Committee and the Strategic Initiatives and Technology Committee of the Board.
Mr. Zanin, age 54, has served as President and CEO of the Restructuring, Strategic Ventures and Insurance Group at GE Capital since May 2015. Prior to his current role, Mr. Zanin served as Chief Risk Officer of GE Capital, from July 2010 until April 2015. Before joining GE Capital, Mr. Zanin served as Managing Director and Chief Risk Officer, International Capital Markets, at Wells Fargo & Company, from December 2008 to June 2010, and as Chief Risk Officer, Corporate and Investment Bank at Wachovia Corporation, from October 2006 to November 2008. Before that, he spent 14 years in leadership roles across Deutsche Bank AG and Bankers Trust Company. Mr. Zanin has over 30 years of experience in financial services specializing in risk management. Mr. Zanin was a member of the Board of Directors of the holding company for GE Capital, General Electric Capital Corporation, from August 2010 until April 2015.
Mr. Zanin will be paid compensation as a director as described in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on December 24, 2008, which description is incorporated herein by reference. Fannie Mae is entering into an indemnification agreement with Mr. Zanin, the form of which was filed as Exhibit 10.15 to Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 26, 2009.
Based on its review of the relevant facts and circumstances, Fannie Mae’s Board determined that Mr. Zanin will serve as an independent director.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Timothy J. Mayopoulos
Timothy J. Mayopoulos
President and Chief Executive Officer
Date: September 13, 2016